Exhibit 10.1

SUPPORT SERVICES AGREEMENT

Support Services Agreement (this "Agreement") dated as of July 22, 2011 (the "Effective Date") between Cardiff Partners, LLC, a California limited liability company ("CP") and CommerceTel Corporation, a Nevada Corporation, (“MFON”).

WHEREAS, MFON wishes to engage CP to provide the Services (as defined below) on the terms and conditions set forth herein and CP wishes to be so retained;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
SERVICES

1.1           Management Services.  MFON hereby engages CP to perform the Management Services set forth in Schedule 1 hereto for the benefit of MFON, and CP agrees to perform such Management Services, on the terms and conditions set forth herein.

1.2           Other Services.  MFON may, from time to time, engage CP to perform other services for the benefit of MFON (“Other Services”).   The scope of, the applicable fee for, and any additional terms and conditions relating to any such other services shall be reflected in a Services Addendum to this Agreement in the form of Exhibit A hereto.

1.3           Reporting.  MFON shall have the right to request written reports at any time during the term of this Agreement, which shall be furnished within ten (10) days after such request, describing the progress, status of, and other matters pertaining to the Management Services and any Other Services provided pursuant to Section 1.2 (collectively, the “Services”) as MFON shall request. MFON may freely utilize all such information arising out of the performance of the Services under this Agreement in any manner desired.

ARTICLE TWO
COMPENSATION

2.1           Compensation.

(a) Management Services.   During the term of this Agreement, MFON will pay to CP a fee in respect of the Management Services (the “MS Fee”) equal to $150 per hour in cash.    The MS Fee will be billed semi-monthly (the 15th and last day of the month) and be payable in cash within five (5) days following MFON’s receipt of CP’s invoice.

(b)  Other Services.   IF MFON has engaged to perform any Other Services, MFON will pay to CP the fee specified for such Other Services in the applicable Services Addendum (the “Other Services Fee”).  Unless otherwise specified in the applicable Services Addendum, the Other Services Fee will be due and payable in cash within five (5) days following MFON’s receipt of CP’s invoice therefore.

2.2           Reimbursement.  MFON will reimburse CP for any and all reasonable  expenses incurred by CP in connection with CP's performance of the Management Services and any Other Services; provided, however, that any such expenses must be pre-approved by MFON and otherwise adhere to control procedures implemented by MFON. All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to MFON.  MFON will reimburse CP for expenses incurred in compliance with this Section 2.2 within five (5) days following MFON’s receipt of CP’s invoice therefore.

Support Services Agreement

ARTICLE THREE
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1           Representations and Warranties.  Each party represents and warrants to the other that:

(a) It has not entered into any agreement, whether written or oral, in conflict with this Agreement; and

(b) It has the full power and authority to enter into this Agreement.

3.2           CP’s Covenants.  CP:

(a) shall act as an independent contractor with no authority to obligate MFON by contract or otherwise;

(b) shall exercise only such powers and perform such duties as may from time to time be vested in CP or assigned to CP by MFON;

(c) shall devote such time and effort as is reasonably necessary to provide the Services;

(d) shall comply with all applicable laws in the performance including all applicable securities laws and regulations of the Services; and

(e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without MFON’s prior written consent.

ARTICLE FOUR
CONFIDENTIAL INFORMATION

4.1           Confidentiality.  CP shall, during the term of this Agreement and for a period of five years thereafter, keep all MFON Confidential Information confidential and use such information only for the purposes expressly set forth herein.  MFON Confidential Information shall mean all information concerning MFON or its current or planned business, which is disclosed to CP by MFON or which results from, or in connection with, any Services performed pursuant to this Agreement.

4.2           Access.  CP agrees to limit the access to MFON Confidential Information to only those persons under CP's direct control who, with MFON’s knowledge and consent, are responsible for performing the Services set forth in Article One.

4.3           Authorized Disclosure.  CP shall have no obligation of confidentiality and non-use with respect to any portion of MFON Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of CP; (ii) is obtained from a third party who had the legal right to disclose the information to CP; or (iii) CP already possesses as evidenced by CP’s written records predating receipt thereof from MFON.

4.4           Return of Information.  Upon the termination of this Agreement, CP will promptly return to MFON all materials, records, documents, and other MFON Confidential Information in tangible form.  CP shall retain no copies except as required by law of such materials and information and, if requested by MFON, will delete all MFON Confidential Information stored in any magnetic or optical disc or memory.

Support Services Agreement

ARTICLE FIVE
INDEMNITY; LIMITATION OF LIABILITY

5.1           Indemnity.

(a)  MFON will indemnify and hold harmless CP against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which CP is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this Agreement or CP's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of CP.

(b)  The indemnification provisions shall be in addition to any liability which MFON may otherwise have to CP or the persons indemnified below in this sentence and shall extend to the following: CP, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws) of any of them. All references to CP in this Article Five shall be understood to include any and all of the foregoing.

(c)  MFON shall include Matthew Szot in MFON’s officer and director indemnification program and directors and officers insurance policy.

5.2           Limitation of Liability.  CP shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to MFON for or in connection with this Agreement or CP’s performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from CP's gross negligence or willful misconduct.  In no case shall CP’s liability (whether direct or indirect, in contract or tort or otherwise) to MFON for or in connection with this letter agreement or CP’s performance hereunder exceed the aggregate fees paid by MFON to CP hereunder.

ARTICLE SIX
TERM AND TERMINATION

6.1           Term. The initial term of this Agreement shall be for a period of three (3) months from the Effective Date (the “Initial Term”).  After the Initial Term, the term of this Agreement will automatically be extended for additional successive two month periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term.

6.2           Termination.  (a) This Agreement may be terminated by either party upon the breach of a material term hereof by the other party, which breach remains uncured for 30 days after the date that the non-breaching party has served written notice on the other party, which notice will set forth the basis of such breach and the non-breaching party's intent to terminate the Agreement.

6.3           Effect of Termination.  Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Four, Five and Eight; provided that, following such termination, CP shall be entitled to receive all amounts payable by MFON to CP through the date of expiration or termination of this Agreement.

Support Services Agreement

ARTICLE SEVEN
MISCELLANEOUS

7.1           Relationship of the Parties.

(a)  MFON is a sophisticated business enterprise that has retained CP for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. MFON recognizes that the relationship contemplated hereby is not an exclusive relationship for CP or any of its personnel.  Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(b)  The Services do not include requiring CP to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law.  CP's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to MFON.  Accordingly, CP shall not express any legal opinions with respect to any matters affecting MFON.

7.2           Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought.  The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.3           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter.

7.4           Amendments.  This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of MFON and CP.

7.5           Assignment.  MFON has specifically contracted for the Services of CP and, therefore, CP may not assign or delegate CP's obligations under this Agreement, either in whole or in part, without the prior written consent of MFON.

7.6           Severability.  If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

7.7           Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

7.8              Notices.  All notices provided for in this Agreement shall be in writing and shall be deemed effective when either served by personal delivery or sent by express, registered or certified mail, postage prepaid, return receipt requested, to the other party at the corresponding mailing address set forth below or at such other address as such other party may hereafter designate by written notice in the manner aforesaid.

Support Services Agreement

7.9              Force Majeure.  CP shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of CP or other persons), casualties or accidents, delivery of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials or any other causes, circumstances or contingencies that are beyond the control of CP; provided, however, that CP shall use its best efforts to resume provision of the Services as soon as possible. Notwithstanding any events operating to excuse performance by CP, this Agreement shall continue in full force for the remainder of its term and any renewals thereof.

7.10           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

7.11           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts, both state and federal, in the County of Orange, State of California.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CARDIFF PARTNERS, LLC,	COMMERCETEL CORPORATION
a California limited liability company	a Nevada Corporation

____________________________________	____________________________________
By: Keith Moore	By: Dennis Becker
Title: Managing Member	Title: Chief Executive Officer
Address: 30950 Rancho Viejo Rd #120	8929 Aero Drive, Suite E
San Juan Capistrano, CA 92675	San Diego, CA 92123

Support Services Agreement

Schedule 1
Management Services

•	Make available an individual acceptable to MFON in its sole discretion to serve as Chief Financial Officer of MFON.
•	Perform all principal accounting and financial officer duties.
•
Direct all finance, accounting and treasury functions including SEC filings (including signing as the Principal Financial Officer of MFON), audits, cash forecasting, cash management, operational budgeting, month-end closing, and ensure accuracy and compliance in accounting/financial reporting.

•	Analyze financial and operating information for management to facilitate decision-making and provide input for corrective action, where applicable.
•	Forecast and monitor financial information against goals and operating strategy.
•	Manage/oversee relationships with independent auditors, banks and investment banking community.
•	Handle financial negotiations with other third party relationships.
•	Prepare quarterly updates to the financial forecast.
•	Support and evaluate all corporate capital formation activities including debt, equity, and debt issuance transactions.

Support Services Agreement

Attachment A
Services Addendum

Scope of Other Services:
Other Services Fee:
Other Terms and Conditions:

Acknowledged and agreed by:

COMMERCETEL CORPORATION

By: ______________________ Date:

CARDIFF PARTNERS, LLC

By: ______________________ Date: